LaSalle Bank National Association Asset Backed Securities Group 135 So. LaSalle St. Chicago, IL 60603 Annual Statement as to Compliance OFFICER'S CER TIFICA TE First Union Commercial Mortgage Trust II -Commercial Mortgage Pass-Through Certificates Series 1997-C2 As an authorized officer of CRIIMI MAE Services Limited Partnership, Special Servicer to the Trust under a Pooling and Servicing Agreement dated as of November 1, 1997, 1 hereby certify that: I. A review of the performance of CRIIMI MAE Services Limited Partnership as Special servicer for the period August 27 through December 31, 2001 was conducted under my supervision; and, ii. to the best of my knowledge, based upon such review, CRIIMI MAE Services Limited Partnership as Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation. CRIIMI MAE SERVICES LIMITED PARTNERSHIP as Special Servicer and Subservicer